Exhibit 99.1

DIGITAL REALTY TRUST, INC.

April 8, 2009

The Depository Trust Company

Proxy Department

55 Water Street

New York, NY 10041

Re: Notice of Adjustment to Exchange Rate of our 4.125% Exchangeable Senior Debentures due 2026

To the Holders of our 4.125% Exchangeable Senior Debentures due 2026:

Reference is made to the Indenture, dated as of August 15, 2006 (the “Indenture”), by and among Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), as issuer, Digital Realty Trust, Inc., a Maryland corporation (the “Corporation”), as guarantor, and Wells Fargo Bank, National Association, as trustee, relating to the Operating Partnership’s 4.125% Exchangeable Senior Debentures due 2026 (the “Debentures”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Indenture.

In each quarter beginning with the quarter ended December 31, 2006 and through the quarter ended March 31, 2009, the Corporation has declared and paid dividends on the Corporation’s common stock in excess of the Reference Dividend set forth in Section 13.05(d) of the Indenture (the “Dividends”). On an aggregate basis, the Dividends have triggered a requirement under Section 13.05(d) of the Indenture that the Exchange Rate of the Debentures be adjusted. Pursuant to Section 13.05 of the Indenture, adjustments to the Exchange Rate are not required until the adjustment would require an increase or decrease of at least 1% of the Exchange Rate; provided that any adjustment that is not made is carried forward and taken into account in any future adjustment.

Pursuant to Section 13.05 of the Indenture, the Corporation hereby gives notice to the holders of the Debentures that effective March 12, 2009, the Exchange Rate has been adjusted to 31.0370 shares of Common Stock per each $1,000 principal amount of the Debentures, subject to adjustment as provided in the Indenture.

Very truly yours,

DIGITAL REALTY TRUST, INC.

By:	/s/ A. William Stein
Name: A. William Stein
Title: Chief Financial Officer and
Chief Investment Officer